Exhibit 99.1

Investor and Media Relations:	Jeffrey W. Parker
Jonathan Freedman
+1 (617) 747-3300
ir@amg.com
pr@amg.com

AMG Names Thomas M. Wojcik as Next Chief Financial Officer

WEST PALM BEACH, Fla., March 20, 2019 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced the appointment of Thomas M. Wojcik as its next Chief Financial Officer. Jay C. Horgen, President and Chief Financial Officer, will serve as CFO until no later than the announcement of AMG’s earnings for the second quarter of 2019, and will continue in his role as President of the Company thereafter. Mr. Wojcik will join AMG on April 22, 2019, as Executive Vice President, Finance, and upon his transition to Chief Financial Officer, he will oversee AMG’s finance, accounting, and capital management functions, including investor relations, reporting to Mr. Horgen.

Mr. Wojcik joins AMG from BlackRock, Inc., where he most recently served as Managing Director and Chief Financial Officer for Europe, Middle East, and Africa (EMEA), Head of EMEA Strategy, and Global Head of Investor Relations. Mr. Wojcik was also a member of the firm’s Global Operating Committee, Human Capital Committee, and EMEA Executive Committee. He previously served as Head of Americas Strategy and on the firm’s Americas Executive Committee.

“We are pleased to appoint an executive of Tom Wojcik’s caliber and wide-ranging skillset as AMG’s Chief Financial Officer,” said Nathaniel Dalton, Chief Executive Officer of AMG. “We have built an outstanding senior management team over time, which has a good balance of long-tenured executives and fresh perspectives, and there are many positive developments in its ongoing evolution. Alongside the addition of Tom and the broadening of Jay’s responsibilities as President, several other key executives have stepped up over the past year, and I look forward to leveraging this team’s collective expertise as we continue to execute on our growth strategy and broad opportunity set.”

“I have known Tom for nearly two decades and believe he is uniquely positioned to take on the CFO role at AMG,” said Mr. Horgen. “With his distinctive industry experience as an investor, operator, and strategic leader, I am confident in Tom’s ability to lead our finance functions and contribute broadly to the next phase of our success as a member of AMG’s executive management team.”

Before joining BlackRock in 2012, Mr. Wojcik was responsible for coverage of the financial services sector at Hunter Global Investors, a fundamental long/short equity hedge fund. Prior to that, he was an investor at Durham Asset Management, a distressed credit and special situations hedge fund, and at Nautic Partners, a middle-market private equity firm. Mr. Wojcik began his career as an investment banker in the Financial Institutions Group at Merrill Lynch & Co. He earned a B.A. in economics from Duke University and an M.B.A. from The Wharton School of the University of Pennsylvania.

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2018, AMG’s aggregate assets under management were approximately $736 billion in more than 500 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.